Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is entered into as of January 23, 2019 by and between NORTH MILL CAPITAL LLC, a Delaware limited liability company (Lender), with an office located at 821 Alexander Road, Suite 130, Princeton, New Jersey  08540 and AMERI100 ARIZONA LLC, an Arizona limited liability company, with its chief executive office located at 1490 South Price Road, Suite 114 Chandler, Arizona  85286, AMERI100 GEORGIA INC., a Georgia corporation, with its chief executive office located at 5000 Research Court, Suite 750, Suwanee, Georgia  30024, AMERI100 CALIFORNIA INC.. a Delaware corporation, with its chief executive office located at 1024 Iron Point Road, Suite 1097, Folsom, California  95360, and AMERI AND PARTNERS INC, a Delaware corporation, with its chief executive office located at 5000 Research Court, Suite 750, Suwanee, Georgia  30024 (individually and collectively, Borrower).

The parties hereto, hereby agree as follows:

1.            DEFINITIONS AND CONSTRUCTION

1.1         Terms.  Unless otherwise defined herein, as used in this Agreement, the following terms shall have the following meanings:

Accounts means, collectively, in addition to the definition of "Account" in the Code, all presently existing and hereafter arising accounts receivable, contract rights, health-care-insurance receivables and all other forms of obligations owing to Borrower arising out of the sale, lease, license or assignment of goods or other property or the rendition of services by Borrower, whether or not earned by performance, all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

Advances means all loans, advances and other financial accommodations by Lender to or on account of the Borrower, including those under this Agreement and the other Loan Documents.

Agreement means, collectively, this Loan and Security Agreement, together with any and all exhibits, schedules, addenda or riders hereto, as each may be amended, modified, supplemented, substituted, extended or renewed from time to time.

Authorized Officer means any officer or other representative of Borrower authorized by Borrower in a writing delivered to Lender to transact business with Lender.

Borrower's Books means all of Borrower's books and records including all of the following:  ledgers; records indicating, summarizing or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disks or tape files, printouts, runs or other computer prepared information, whether inscribed on tangible medium or stored in an electronic or other medium and which information is retrievable in perceivable form and the goods containing such information.

Business Day means any day which is not a Saturday, Sunday, or other day on which banks in the State of New Jersey are authorized or required to close.

Change of Control means (a) at any time, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)‑5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50.0%) or more of the ordinary voting power for the election of directors of Parent (determined on a fully diluted basis); or (b) during any period of twenty-four (24) consecutive months, 66 2/3% of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least 66 2/3% of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least 66 2/3% of that board or equivalent governing body.

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Chattel Paper has the same meaning ascribed to such term in the Code (whether tangible or electronic).

Code means the New Jersey Uniform Commercial Code, as amended or revised from time to time.

Collateral means all assets of the Borrower, whether now owned or existing, or hereafter acquired or arising, and wherever located, including, without limitation, all of the following assets, properties, rights and interests in property of Borrower:  all Accounts, all Equipment, all Commercial Tort Claims, all General Intangibles, all Chattel Paper, all Inventory, all Negotiable Collateral, all Investment Property, all Financial Assets, all Letter-of-Credit Rights, all Supporting Obligations, all Deposit Accounts, all money or assets of Borrower, which hereafter come into the possession, custody, or control of Lender; all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing; any and all tangible or intangible property resulting from the sale, lease, license or other disposition of any of the foregoing, or any portion thereof or interest therein, and all proceeds thereof; and any other assets of Borrower or any Guarantor which may be subject to a lien in favor of Lender as security for the Obligations.

Commercial Tort Claims has the meaning ascribed to such term in the Code.

Daily Balance means the amount of the Obligations owed at the end of a given day.

Deposit Account has the meaning ascribed to such term in the Code.

Dilution means, as of any date of determination, a percentage based upon the experience of the immediately prior three (3) months, that is the result of dividing the amount of (a) bad debt write-downs, discounts, advertising allowances, credits or other dilutive items with respect to Borrower's Accounts during such period, by (b) Borrower's billings with respect to Accounts during such period.

Dilution Reserve means a reserve established by Lender, from time to time in its sole discretion, based on the results of the most recent field examination of Borrower not to exceed the amount calculated on the basis of the then applicable percent of Dilution minus 1.5%.

Documents has the meaning ascribed to such term in the Code.

Eligible Accounts means those Accounts created by Borrower in the ordinary course of business, which are, and at all times shall continue to be, acceptable to Lender in all respects, provided that standards of eligibility may be established and revised from time to time by Lender in Lender's Good Faith judgment.  In determining such acceptability and standards of eligibility, Lender may, but need not, rely on agings, reports and schedules of Accounts furnished to Lender by Borrower, but reliance thereon by Lender from time to time shall not be deemed to limit Lender's right to revise its standards of eligibility and acceptability at any time, as to both Borrower's present and future Accounts.  In general, an Account shall not be deemed eligible unless:  (a) the Account debtor on such Account is, and at all times continues to be, acceptable to Lender and up to credit limits or standards acceptable to Lender, and (b) such Account complies in all respects with the representations, covenants and warranties set forth in this Agreement.  Except in Lender's Good Faith discretion, Eligible Accounts shall not include any of the following:  (i) Accounts with respect to which the Account debtor has failed to pay within ninety (90) days of invoice date, and all Accounts owed by any Account debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety (90) days of invoice date; (ii) Accounts with respect to which the goods sold are sold on a bill and hold basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or which contain other terms by reason of which payment by the Account debtor may be conditional; (iii) Accounts with respect to which the Account debtor is not a resident of the United States unless such Accounts are supported by foreign credit insurance or a letter of credit, in both instances reasonably satisfactory, in form and substance, to, and assigned to, Lender; (iv) Accounts with respect to which the Account debtor is the United States or any department, agency or instrumentality of the United States, any State of the United States or any city, town, municipality or division thereof unless all filings have been made under the Federal Assignment of Claims Act or comparable state or other statute; (v) Accounts with respect to which the Account debtor is an officer, employee or agent of, or subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower; (vi) Accounts with respect to which Borrower is or may become liable to the Account debtor for goods sold or services rendered by the Account debtor to Borrower or otherwise but only to the extent of the potential offset; (vii) Accounts with respect to an Account debtor whose total obligations to Borrower (on an aggregated basis across all Borrowers) exceed twenty percent (20%) of all Accounts or such other percentage as Lender may agree to in writing as to a particular Account debtor (such applicable percentage being, the Concentration Percentage), to the extent such obligations exceed the applicable Concentration Percentage, provided that with respect to the Account debtor Epson America, Inc., the Concentration Percentage shall not exceed twenty-five percent (25%) (rather than 20%); (viii) Accounts with respect to which the Account debtor disputes liability or makes any claim with respect thereto, is subject to any insolvency proceeding, becomes insolvent, fails or goes out of business; (ix) Accounts arising out of a contract or purchase order for which a surety bond was issued on behalf of Borrower; (x) Accounts with respect to which Lender does not have a first priority and exclusive perfected security interest; (xi) Accounts with respect to which the Account debtor is in a jurisdiction for which Borrower is required to file a notice of business activities or similar report and Borrower has not filed such report within the time period required by applicable law; (xii) Accounts with respect to which an invoice has not been issued to the Account debtor; or (xiii) Accounts which represent a progress or "milestone" billing on a contract that has not been fully completed by Borrower unless a satisfactory no-offset letter from the Account debtor has been obtained by Lender.

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Eligible Unbilled Account means an Account which would otherwise constitute an Eligible Account except that an invoice for such Account has not yet been issued to the Account debtor thereof and specifically:  such Account (a) arises from the rendition of services under a firm, non-cancellable contract with an Account debtor providing for payment based upon time expended and/or services rendered in accordance with an underlying contract and for which Borrower has verified records or other evidence, satisfactory to Lender in its Good Faith discretion, that such services were actually rendered in accordance with the subject contract, (b) represents services rendered during a week or month for which no invoice has been rendered in accordance with the subject contract, but where the invoice to the Account Debtor is to be issued by no later than (i) fifteen (15) days after the services were rendered (with respect to those Accounts that are billed on a weekly basis) and (ii) forty-five (45) days after services were rendered (with respect to those Accounts that are billed on a monthly basis), and (c) is in all other respects, acceptable to Lender in its Good Faith discretion.  In addition, if (billed and unbilled) Eligible Accounts for any Account Debtor become ineligible because of the cross-aging provision set forth in clause (i) of the definition of Eligible Accounts, then all Accounts with respect to said Account debtor, including both billed and unbilled Eligible Accounts, shall be deemed ineligible.

Equipment means, collectively, in addition to the definition of "Equipment" in the Code, all of Borrower's present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, pans, dies, jigs, goods (other than consumer goods or farm products), together with any warranties, rights and interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located.

ERISA means the Employee Retirement Income Security Act of 1974, as amended or revised from time to time, and the regulations promulgated thereunder.

ERISA Affiliate means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1) or Section 414 of the IRC.

Event of Default means each of the events specified in Section 8.

Financial Assets has the meaning ascribed to such term in the Code.

General Intangibles means, collectively, in addition to the definition of "General intangible" in the Code, all of Borrower's present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, Borrower's Books, literature, reports, catalogs, Deposit Accounts, insurance premium rebates, tax refunds and tax refund claims) other than goods and Accounts.

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Good Faith means honesty in fact and the observance of reasonable commercial standards of fair dealing.

Guarantor means each person or entity which guarantees the Obligations (including the Parent), issues a validity guaranty relating to the Collateral or pledges any assets to Lender as additional security for the Obligations.

Insolvency Proceeding means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended or revised from time to time, or under any other state or federal insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions or extensions generally with its creditors.

Instruments has the meaning ascribed to such term in the Code.

Inventory means, collectively, in addition to the definition of "Inventory" in the Code, all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, Borrower's present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares and materials used in or consumed in Borrower's business, goods which have been returned to, repossessed by, or stopped in transit by, Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

Investment Property has the meaning ascribed to such term in the Code.

IRC means the Internal Revenue Code of 1986, as amended or revised from time to time, and the regulations promulgated thereunder.

Lender Expenses means, collectively, costs and expenses (whether taxes, assessments, insurance premiums or otherwise) required to be paid by Borrower under any of the Loan Documents which are paid or advanced by Lender, including filing, recording, publication, appraisal and search fees paid or incurred by Lender in connection with Lender's transactions with Borrower, costs and expenses incurred by Lender in the disbursement or collection of funds to or from Borrower or its Account debtors, charges resulting from the dishonor of checks, costs and expenses incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, costs and expenses incurred by Lender in enforcing or defending the Loan Documents or otherwise exercising its rights and remedies upon the existence of an Event of Default, including, but not limited to, costs and expenses incurred in connection with any proceeding, suit, enforcement of judgment, or appeal and Lender's reasonable attorneys' fees and expenses, including allocated fees of in-house counsel, incurred in advising, structuring, drafting, reviewing, administering, amending, modifying, terminating, enforcing, defending, or otherwise representing Lender with respect to the Loan Documents or the Obligations.

Letter-of-Credit Rights has the meaning ascribed to such term in the Code.

Loan Documents means, collectively, this Agreement, any Note or Notes, any security agreements, pledge agreements, mortgages, deeds of trust or other encumbrances or agreements which secure the Obligations, and any other agreement entered into between Borrower and Lender or by Borrower or a Guarantor in favor of Lender relating to or in connection with this Agreement or the Obligations, as each may be amended, modified, supplemented, substituted, extended or renewed from time to time.

Multiemployer Plan means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f).

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Negotiable Collateral means all of Borrower's present and future letters of credit, notes, drafts, Instruments, Documents, leases and Chattel Paper.

Note means any promissory note made by Borrower to the order of Lender concurrently herewith or at any time hereafter, as the same may be amended, modified, supplemented, substituted, extended or renewed from time to time.

Obligations means all Advances, debts, liabilities (including all interest and amounts charged to the Obligations pursuant to any agreement authorizing Lender to charge the Obligations), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Lender of any kind and description pursuant to or evidenced by the Loan Documents irrespective of whether for the payment of money, whether made or incurred prior to, on or after the Termination Date, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, whenever executed, and further including any debt, liability or obligation owing from Borrower to others which Lender may obtain by assignment or otherwise, and all interest thereon (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all Lender Expenses.

Parent means Ameri Holdings, Inc., a Delaware corporation.

Payroll Reserve means a reserve to cover Borrower's payroll expenses in the initial amount of Seven Hundred Dollars ($700,000), as adjusted from time to time in the sole discretion of Lender.

Perfection Certificate means the perfection certificate executed by Borrower prior to or concurrently herewith.

Permitted Liens means (a) liens under the Loan Documents or otherwise arising in favor of Lender, for the benefit of itself; (b) liens imposed by law for taxes, assessments or charges of any governmental authority (i) for claims not yet due, or (ii) which are being contested in good faith by appropriate proceedings and with respect to which reserves or other appropriate provisions are being maintained in accordance with GAAP provided that (x) the priority of such liens are subordinate to the liens in favor of Lender securing the Collateral or (y) Borrower has obtained a bond securing payment of the lien; (c) statutory liens for sums not yet due of landlords and liens in respect of interests (including title) of lessors under the terms of any lease to which Borrower is a party, and of carriers, warehousemen, mechanics and/or materialmen for obligations not yet due; (d) liens arising out of deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits, statutory obligations and other similar obligations, (e) purchase money liens on hereafter acquired items of Equipment to the extent the indebtedness related thereto is permitted by this Agreement; (f) liens necessary and desirable for the operation of such person's business, provided, that with respect to this clause (f) Lender has consented to such liens in writing and the priority of such liens are subordinate to the liens in favor of Lender on the Collateral; (g) liens with respect to judgments in the amount of $25,000 and below, provided that (x) the priority of such liens are subordinate to the liens in favor of Lender securing the Collateral or (y) Borrower has obtained a bond securing payment of the lien; and (h) zoning ordinances, easements, licenses, reservations, provisions, covenants, conditions, waivers or restrictions on the use of real property of Borrower and other title exceptions, in each case, that do not interfere in any material respect with the ordinary course of business of Borrower.

Plan means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Prime Rate means that rate designated by Wells Fargo Bank, National Association, or any successor thereof, from time to time as its prime rate, which shall not necessarily constitute its lowest available rate.

Revolving Credit Facility means the revolving credit facility defined and provided for in Section 2.1.

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Supporting Obligation has the same meaning ascribed to such term in the Code.

Term means the period from the date of the execution and delivery by Lender of this Agreement through and including the later of (a) the Termination Date and (b) the payment and performance in full of the Obligations.

Termination Date means (a) January __, 2021 (the period through such date, being, the Initial Term), unless such date is extended pursuant to Section 3.1, and if so extended on one or more occasions, the last date of the last such extension, or (b) if earlier terminated by Lender pursuant to Section 9.1, the date of such termination, or (c) if earlier terminated by Borrower pursuant to Section 3.1, the date of such termination.

1.2        Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural.  The words hereof, herein, hereby, hereunder and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, paragraph, clause, Exhibit or Schedule references used in this Agreement refer to the specific Section, subsection, paragraph or clause of, or Exhibit or Schedule to, this Agreement unless otherwise specified.  Words importing a particular gender mean and include every other gender.

1.3        Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (GAAP) as in effect from time to time.  When used herein, the term financial statements includes the notes and schedules thereto.

1.4         Exhibits, Etc.  All of the Exhibits, Schedules, addenda or riders attached to this Agreement are deemed incorporated herein by reference.

1.5        Code.  Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code, unless otherwise defined herein.

1.6         Materially.  Material and materially shall mean an amount in excess of Twenty-Five Thousand Dollars ($25,000.00) to the extent it can be monetarily quantified.

2.           ADVANCES AND TERMS OF PAYMENT

2.1       Revolving Advances; Advance Limit.  Upon the request of Borrower made at any time from and after the date hereof until the Termination Date, and so long as no Event of Default has occurred, Lender may, in its Good Faith discretion, make Advances to Borrower under a revolving credit facility (the Revolving Credit Facility) in an amount up to:

(a)        so long as Dilution is equal to or less than one and one-half percent (1.5%), the sum of (i) ninety percent (90%) of the aggregate outstanding amount of Eligible Accounts plus (ii) (x) eighty percent (80%) of the aggregate amount of the Eligible Unbilled Accounts or (y) One Million Dollars ($1,000,000), whichever is less (the sum of clauses (i) and (ii) being, the Borrowing Base);

(b)          minus the Payroll Reserve;

provided, however, in no event at any time shall the maximum aggregate principal amount outstanding under the Revolving Credit Facility exceed Ten Million Dollars ($10,000,000) (said dollar limit being, the Advance Limit).  Lender may create reserves including, without limitation, the Dilution Reserve (should Dilution exceed 1.5%) and the Payroll Reserve, against, or reduce its advance percentages based on Eligible Accounts or Eligible Unbilled Accounts without declaring an Event of Default if Lender determines, in its Good Faith discretion, that such reserves or reduction are necessary, without limitation, to protect Lender's interest in the Collateral and/or against diminution in the value of any Collateral and/or to insure that the prospect of payment or performance by Borrower of its Obligations to Lender are not impaired.  Borrower acknowledges that it has requested Lender to enter into an indemnification agreement in favor of Sterling National Bank and agrees that any sums paid by Lender to Sterling National Bank thereunder shall be deemed to be Advances under this Section 2.1.

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2.2       Overadvances.  All Advances shall be added to and be deemed part of the Obligations when made.  If, at any time and for any reason, the aggregate amount of the outstanding Advances under the Revolving Credit Facility exceeds the dollar or percentage limitations contained in Section 2.1 (any such excess being, an Overadvance), Borrower shall, upon demand by Lender, immediately pay to Lender in cash, the amount of any such Overadvance.  Without affecting Borrower's obligation to immediately repay to Lender the amount of each Overadvance, Borrower shall pay Lender a fee (the Overadvance Fee) in an amount to be agreed upon between Lender and Borrower, but in any event, not less than $500.00 per occurrence of an Overadvance, plus interest on such Overadvance amount at the Default Rate set forth below.  Further, without affecting Borrower's obligation to immediately repay to Lender the amount of each Overadvance, all Overadvances are deemed Obligations and are secured by the Collateral and guaranteed by the Guarantor under any guaranty executed in connection herewith.

2.3        Authorization to Make Advances.  Lender is hereby authorized to make the Advances based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer, or, at the Good Faith discretion of Lender, if such Advances are necessary to satisfy any Obligations.  All requests for Advances shall specify the date on which such Advance is to be made (which day shall be a Business Day) and the amount of such Advance.  Requests received after 12:00 p.m. Eastern time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Advances made under this Agreement shall be conclusively presumed to have been made to, and at the request and for the benefit of, Borrower when deposited or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.  Unless otherwise requested by Borrower, all Advances shall be made by a wire transfer to the Deposit Account of Borrower designated on Schedule 2.3 or to such other account as Borrower shall notify Lender in writing.  Borrower shall pay to Lender a funds transfer fee of $20.00 for each Advance, which such fee shall be payable on the first (1st) calendar day of each month of the Term for all Advances made during the preceding month.

2.4         Interest.

(a)         Except where specified to the contrary in the Loan Documents, interest shall accrue on the Daily Balance at the per annum rate of one and three quarters percentage points (1.75%) above the Prime Rate in effect from time to time, but not less than seven and one-quarter percent (7.25%) (the Applicable Rate).  At the option of Lender, (i) from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, and (ii) if the Obligations are not paid in full by the Termination Date, and without waiving the maturity of the Obligations on the Termination Date, the Obligations shall bear interest at the per annum rate of six percentage points (6%) above the Applicable Rate (the Default Rate).  All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed on the Daily Balance.  Interest as provided for herein shall continue to accrue until the Obligations are indefeasibly paid in full.

(b)        The interest rate payable by Borrower under the terms of this Agreement shall be adjusted in accordance with any change in the Prime Rate, from time to time, on the date of any such change.  All interest payable by Borrower shall be due and payable on the first (1st) day of each calendar month during the Term.  Lender may, at its option, add such interest, fees (including, without limitation, the Servicing Fee under Section 2.8) and charges payable by Borrower under the Loan Documents and all Lender Expenses to the Obligations, and the Obligations (as so increased by the amount of such interest, fees, charges and Lender Expenses), shall thereafter accrue interest at the rate then applicable under this Agreement.  Notwithstanding anything to the contrary contained in the Loan Documents, the minimum monthly interest payable by Borrower on the Advances in any month shall be calculated based on an average Daily Balance of Two Million Dollars ($2,000,000) for such month.

(c)          In no event shall interest on the Obligations exceed the highest lawful rate in effect from time to time.  It is not the intention of the parties hereto to make an agreement which violates any applicable state or federal usury laws.  In no event shall Borrower pay, nor shall Lender accept or charge, any interest which, together with any other charges on the principal or any portion thereof, exceeds the maximum lawful rate of interest allowable under any applicable state or federal usury laws.  Should any provision of this Agreement or any existing or future Notes or Loan Documents between the parties be construed to require the payment of interest or any other fees or charges that could be construed as interest, which, with any other charges upon the principal or any portion thereof and any other fees or charges that could be construed as interest, exceed the maximum lawful rate of interest, then any such excess shall be applied to the remaining principal balance of the Obligations, if any, and any remainder shall be refunded to Borrower.

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(d)          Notwithstanding any of the foregoing in this Section 2.4, for purposes of this Agreement, it is the intention of Borrower and Lender that interest shall mean, and be limited to, any payment to Lender which compensates Lender for (i) the extension of credit to Borrower and the availability to Borrower of the Revolving Credit Facility and (ii) any default or breach by Borrower of a condition upon which such credit was extended and such Revolving Credit Facility was made available.  Borrower and Lender agree that for the sole purpose of calculating the interest paid by Borrower to Lender, it is the intention of Borrower and Lender that interest shall mean and include, and be expressly limited to, any interest accrued on the aggregate outstanding Daily Balance of the Obligations during the term hereof pursuant to subsections 2.4(a) and 2.4(b), any Overadvance Fee, Facility Fee (as defined below) and late fees charged to Borrower during the term hereof.  Borrower and Lender further agree that it is their intention that the following fees shall not constitute interest:  any Servicing Fees (as defined below), any Field Examination Fees (as defined below), any attorney fees incurred by Lender, any premiums or commissions attributable to insurance guaranteeing repayment, finders' fees, credit report fees, appraisal fees or fees for document preparation or notarization.  To the extent however that New Jersey law excludes from the calculation of interest any fees defined herein as interest or includes as interest any fees or other sums which are intended not to constitute interest, New Jersey law shall supersede and prevail, and all such interest shall be subject to subsection 2.4(c) above.

2.5        Collection of Accounts.  Lender or Lender's designee may at any time during the existence of an Event of Default, with or without notice to Borrower, (a) notify customers, Account debtors or other obligors of Borrower that the Accounts and other Collateral have been assigned to Lender and that Lender has a security interest therein and (b) collect the Accounts and other Collateral directly and add the collection costs and expenses thereof to the Obligations; provided, however, unless and until Lender takes such action or gives Borrower other written instructions, Borrower shall notify all Account debtors and other obligors of Borrower to remit payments on the Accounts and other Collateral to a lockbox to be designated by Lender, or in the case of payments to be made by wire transfer, ACH or other electronic means, to an account designated by Lender over which Lender shall have control.  Notwithstanding the foregoing, as to any Account debtor that has Concentration Percentage of more than twenty percent (20%) (or 25% aggregated across all Borrower entities) as contemplated by the definition of Eligible Accounts, and if the Concentration Percentage of any Account debtor exceeds twenty percent (20%) (or 25% aggregated across all Borrower entities), said Account debtor may be notified of Lender's security interest in Accounts prior to the existence of an Event of Default.  All such payments remitted to the lockbox or made by wire transfer, ACH or other electronic means to the account designated by Lender shall then be credited to a deposit account of Lender into which remittances from Account debtors and other obligors of Borrower and obligors of other customers of Lender may be credited.  If, notwithstanding any notices that may be sent to Account debtors or other obligors of Borrower, Borrower obtains payment on any Account or other Collateral, including, without limitation, collections under credit card sales, Borrower shall receive any and all such payments on Accounts and other Collateral and other proceeds (including cash) in trust for Lender and shall immediately deliver said payments to Lender in the original form as received, together with any necessary endorsements thereof, and/or at the discretion of Lender, shall deposit said payments into a deposit account designated by, and in the name of and under the exclusive control of, Lender.

2.6       Crediting Payments.  The receipt of any item of payment by Lender for the sole purpose of determining availability under the Revolving Credit Facility, subject to final payment of such item, shall be provisionally applied to reduce the Obligations on the date of receipt of such item of payment by Lender; provided however, the receipt of such item of payment by Lender for determining the Daily Balance and for all other purposes hereunder, including, without limitation, the calculation of interest on the Obligations and the calculation of the Servicing Fee, shall not be deemed to have been paid to Lender until two (2) Business Days after the date of Lender's actual receipt of such item of payment.  Notwithstanding anything to the contrary contained herein, payments received by Lender after 12:00 noon Eastern time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

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2.7        Facility Fee.  In consideration of Lender's entering into this Agreement, Borrower shall pay to Lender an annual facility fee (the Facility Fee) as follows:

(a)         (i)         For the first (1st) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to Fifty Thousand Dollars ($50,000).  One twelfth (1/12) of such Facility Fee shall be paid simultaneously with the execution of this Agreement, and the remaining amount shall be paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)        In addition, if the amount owed under the Revolving Credit Facility during the first (1st) contract (loan) year of the Initial Term (A) exceeds Five Million Dollars ($5,000,000), but is equal to or less than Six Million Dollars ($6,000,000), an additional one-time  Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (B) exceeds Six Million Dollars ($6,000,000), but is less than or equal to Seven Million Dollars ($7,000,000), an additional one-time Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (C) exceeds Seven Million Dollars ($7,000,000), but is less than or equal to Eight Million Dollars ($8,000,000), an additional one-time Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (D) exceeds Eight Million Dollars ($8,000,000), but is less than Nine Million Dollars ($9,000,000), an additional one-time Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, or (E) exceeds Nine Million Dollars ($9,000,000), but is less than or equal to the Advance Limit (that is, Ten Million Dollars ($10,000,000)), an additional one-time Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof (each such $1,000,000 increment in clauses (A), (B), (C), (D) and (E) above, being hereinafter referred to as an Increment).  The highest Daily Balance of the Revolving Credit Facility during the first (1st) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000, unless such amount is a multiple of $1,000,000, in which case, such amount need not be rounded upward), but in no event less than Five Million Dollars ($5,000,000), shall hereinafter be referred to as the First Year Benchmark Advance Amount.

(b)         (i)         For the second (2nd) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to one percent (1%) of the sum of (A) the First Year Benchmark Advance Amount plus (B) any Advances other than under the Revolving Credit Facility.  One twelfth (1/12) of such Facility Fee shall be paid on January 1, 2020, and the remaining amount shall be paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)       In addition, Borrower shall pay to Lender an additional one-time Facility Fee of Ten Thousand Dollars ($10,000) at each initial occurrence that the amount owed under the Revolving Credit Facility during the second (2nd) contract (loan) year of the Initial Term exceeds the First Year Benchmark Advance by each applicable Increment.  The highest Daily Balance of the Revolving Credit Facility during the second (2nd) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000 unless such amount is a multiple of $1,000,000 in which case, such amount need not be rounded upward), but in no event less than the First Year Benchmark Amount, shall hereinafter be referred to as the Second Year Benchmark Advance Amount.

The Facility Fee for the entire Initial Term is deemed to be fully earned upon the execution of this Agreement.  The unpaid balance of the Facility Fee for the entire Initial Term shall be payable in full on the earlier of (a) termination of this Agreement and (b) at Lender's option, upon Lender's declaration of an Event of Default.

2.8         Servicing Fee.  In consideration of Lender's services for the preceding calendar month, Borrower shall pay to Lender a monthly fee (the Servicing Fee) in an amount equal to one-eighth percent (.125%) of the average Daily Balance during each month on or before the first (1st) day of each calendar month during the Term, including each Renewal Term (as defined below), or so long as the Obligations are outstanding.  Notwithstanding anything to the contrary contained in the Loan Documents, the Servicing Fee shall be based on a minimum daily average outstanding balance of Advances of Two Million Dollars ($2,000,000).

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2.9       Field Examination Fee.  Borrower shall pay Lender a fee (the Field Examination Fee) in an amount equal to Nine Hundred Ninety-Five Dollars ($995) per day, per examiner plus out-of-pocket expenses for each examination of Borrower's Books or the other Collateral performed by Lender or its designee, provided that so long as no Event of Default exists, Borrower has not made a request for Advances beyond the lending parameters set forth in Section 2.1 or any other request outside of the ordinary course of business, and Borrower has provided or shall provide Lender with any and all of Borrower's Books, or other documentation requested or deemed necessary by Lender to complete the field examination within the allotted timeframe, Borrower shall not be obligated to pay for more than twelve (12) examiner days (that is, $11,940 plus out-of-pocket expenses) of such field examinations during each contract (loan) year of the Term.

2.10      Late Reporting Fee.  Borrower shall pay to Lender a fee in an amount equal to Fifty Dollars ($50.00) per document, per day for each Business Day any report, financial statement or schedule required by this Agreement to be delivered to Lender is past due by more than two (2) Business Days after Lender's delivery to Borrower of a written demand therefor.

2.11       StuckyNet-Link Fee.  Borrower shall pay to Lender a fee in an amount equal to One Hundred Dollars ($100.00) per month in connection with the StuckyNet-Link software program for collateral reporting.

2.12       Monthly Statements.  Lender may render monthly statements to Borrower of all Obligations, including statements of all principal, interest and Lender Expenses, and Borrower shall have fully and irrevocably waived all objections to such statements and the contents thereof absent manifest error unless, within thirty (30) days after receipt, Borrower shall deliver to Lender, by registered, certified or overnight mail as set forth in Section 12, a written objection to such statement, specifying the error or errors, if any, contained therein.

3.            TERM

3.1         Term and Renewal Date.  This Agreement shall become effective upon execution by Lender and, provided that Borrower shall not have exercised its termination right as hereinafter provided, shall continue in full force and effect through the Initial Term, and from year to year thereafter (each a Renewal Term), if Lender, at its option, in writing agrees to extend the Term for a period of one (1) year from the then Termination Date.  Borrower may terminate the Term at any time by giving Lender at least sixty (60) days' prior written notice by registered or certified mail, return receipt requested.  In addition, Lender shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default.  No such termination by either Borrower or Lender shall relieve or discharge Borrower of its duties, Obligations and covenants hereunder until all Obligations have been indefeasibly paid and performed in full, and Lender's continuing security interest in the Collateral shall remain in effect until the Obligations have been indefeasibly fully and irrevocably paid and satisfied in cash or cash equivalent.  On the Termination Date, the Obligations shall be immediately due and payable in full.

3.2         Termination Fee.  If the Term is terminated by Lender upon the occurrence of an Event of Default, or if the Term is terminated by Borrower by Borrower's providing Lender with the proper notice in accordance with Section 3.1 on any date other than one of the last ten (10) Business Days prior to the then current Termination Date, then in view of the impracticability and extreme difficulty of ascertaining actual damages, and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits, as a result thereof, in addition to payment of all principal, interest, fees, expenses and other Obligations, Borrower shall pay Lender upon the effective date of such termination a fee in an amount equal to:  (a) two percent (2%) of the First Year Benchmark Advance Amount plus any Advances by Lender to or on behalf of Borrower other than under the Revolving Credit Facility, if such termination occurs on or prior to the first (1st) anniversary of the commencement date of the Initial Term; or (b) one percent (1%) of the Second Year Benchmark Advance Amount plus any Advances by Lender to or on behalf of Borrower other than under the Revolving Credit Facility, if such termination occurs after the first (1st) anniversary of the commencement date of the Initial Term and on or prior to the then Termination Date.  Such fee shall be presumed to be the amount of damages sustained by Lender as the result of termination, and Borrower acknowledges that such fee is reasonable under the circumstances currently existing.  The fee provided for in this Section 3.2 shall be deemed included in the Obligations.

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4.           CREATION OF CONTINUING SECURITY INTEREST

4.1         Grant of Continuing Security Interest.  Borrower hereby grants to Lender a continuing security interest in the Collateral in order to secure the prompt repayment of the Obligations and the prompt performance by Borrower of each and all of its covenants and Obligations under the Loan Documents and otherwise.  Lender's continuing security interest in the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower.

4.2       Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall notify Lender and, upon the request of Lender, shall immediately endorse and assign such Negotiable Collateral to Lender and deliver physical possession of such Negotiable Collateral to Lender.

4.3        Delivery of Additional Documentation Required.  Concurrently with Borrower's execution and delivery of this Agreement and at any time thereafter at the request of Lender, Borrower shall execute and deliver to Lender all security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Lender may in Good Faith request, in form satisfactory to Lender, to perfect and maintain perfected Lender's continuing security interests in the Collateral and to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower hereby (a) authorizes Lender to file and/or record such financing statements and other documents as Lender deems necessary or desirable to perfect and maintain Lender's continuing security interest in the Collateral, (b) agrees any such financing statement may contain an "all asset" or "all property" description of the Collateral and (c) hereby ratifies any such financing statement or other document heretofore filed by Lender.

4.4         Power of Attorney.  Borrower hereby irrevocably makes, constitutes and appoints Lender (and any person designated by Lender) as Borrower's true and lawful attorney-in-fact with power to sign the name of Borrower on any of the above described documents or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected Lender's continuing security interest in the Collateral.  In addition, Borrower hereby appoints Lender (and any person designated by Lender) as Borrower's attorney-in-fact with power to:  (a) sign Borrower's name on verifications of Accounts and other Collateral and on notices to Account debtors; (b) send requests for verification of Accounts and other Collateral; (c) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession; (d) during the existence of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; and (e) during the existence of an Event of Default, make, settle and adjust all claims under Borrower's policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance.  The appointment of Lender as Borrower's attorney-in-fact and each and every one of Lender's rights and powers, being coupled with an interest, is irrevocable so long as any Accounts in which Lender has a continuing security interest remain unpaid and until all of the Obligations have been fully, indefeasibly repaid and performed.

4.5        Right To Inspect.  Lender shall have the right, after using its best efforts to give Borrower twenty-four (24) hours' notice (so long as no Event of Default shall exist and Borrower has not made a request for Advances beyond the lending parameters set forth in Section 2.1, or other requests outside of the ordinary course of business, otherwise no advance notice need be given), at any time or times hereafter during Borrower's usual business hours, or during the usual business hours of any third party having control over Borrower's Books, to inspect Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower's financial condition.  Lender also shall have the right, after using its best efforts to give Borrower twenty-four (24) hours' notice (so long as no Event of Default shall exist and Borrower has not made a request for Advances beyond the lending parameters set forth in Section 2.1, or other requests outside of the ordinary course of business, otherwise no advance notice need be given), at any time or times hereafter during Borrower's usual business hours, to inspect, examine and appraise the Equipment and other Collateral and to check and test the same as to quality, quantity, value and condition.

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5.           REPRESENTATIONS AND WARRANTIES AND COVENANTS

Borrower represents and warrants to Lender, and covenants and acknowledges, the following:

5.1       No Prior Encumbrances; Security Interests. Borrower has good and marketable title to the Collateral, free and clear of liens, claims, security interests or encumbrances, except for the security interests to be satisfied from the proceeds of the first Advances hereunder, the continuing security interests granted to Lender by Borrower, Permitted Liens and those disclosed on Schedule 5.1.  Other than those liens, claims, security interests or encumbrances expressly permitted by this Agreement, Borrower will not create, suffer or permit to be created any security interest, lien, pledge, mortgage or encumbrance on any Collateral or any of its other assets.

5.2         Bona Fide Accounts.   All Accounts represent bona fide services for which Borrower has an unconditional right to payment and  the services have been rendered, as applicable.  None of the Accounts is subject to any right of offset, counterclaim or cancellation.  All Accounts reported to Lender as Eligible Accounts or Eligible Unbilled Accounts conform to the requirements of Eligible Accounts or Eligible Unbilled Accounts, as the case may be.

5.3         [Reserved].

5.4        Location of Equipment.  Except as set forth in the Perfection Certificate, the Equipment is not now, and shall not at any time or times hereafter be, stored with a bailee, warehouseman, processor or similar third party.  Borrower shall keep the Equipment only at its address set forth on the first page hereof and at the locations set forth in the Perfection Certificate.  If any of the Equipment is located at a premises not owned by Borrower, Borrower shall use its best efforts to cause the landlord of such premises, or other third party having an interest in said premises, to execute and deliver to Lender a landlord waiver and subordination, or similar agreement, reasonably satisfactory in form and substance to Lender, provided that, Lender shall execute a landlord waiver and subordination, or similar agreement, reasonably satisfactory in form and substance to Lender for any Equipment located at 5000 Research Court, Suite 750, Suwanee, Georgia  30024.

5.5         [Reserved].

5.6         Retail Accounts.  No Accounts arise from the sale of goods or rendition of services for personal, family or household purposes.

5.7        Relocation of Chief Executive Office.  The chief executive office of Borrower and the location of all books and records of Borrower relating to the Collateral is at the address indicated on the first page of this Agreement, and Borrower will not, without thirty (30) days' prior written notice to Lender and compliance with Section 4.3, relocate such office.

5.8         Due Incorporation/Organization/Formation and Qualification.  Borrower is, and shall at all times hereafter, be a corporation or limited liability company, as the case may be, duly incorporated/organized/formed and existing under the laws of the state of its incorporation/organization/formation as set forth on the first page hereof, and Borrower is, and shall at all times hereafter be, qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of assets requires that it be so qualified, except where the failure to do so would not result in a material adverse change.

5.9      Actual and Fictitious Name. Borrower's exact name is set forth on the first page hereof, and except as set forth in the Perfection Certificate, Borrower has not changed its name within the last five (5) years.  Borrower is conducting its business under the trade or fictitious name(s) set forth in the Perfection Certificate, and no others.  Borrower has complied with the fictitious name laws of all jurisdictions in which compliance is required in connection with its use of such name(s).

5.10      Permits and Licenses. Borrower holds all material licenses, permits, franchises, approvals and consents required for the conduct of its business and the ownership and operation of its assets including, without limitation, a SAP certification.

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5.11       Due Authorization; Enforceability.  Borrower has the right and power and is duly authorized to enter into the Loan Documents to which it is a party; all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken; and Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents throughout the Term.  The Loan Documents, when executed and delivered by Borrower, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms.

5.12       Compliance with Organizational Documents, Etc.  The execution and delivery by Borrower of the Loan Documents to which it is a party and the performance of the terms thereof do not constitute a breach of any provision contained in Borrower's Certificate/Articles of Incorporation/Organization or Formation or its Bylaws or operating agreement, as the case may be,  nor does the execution and delivery by Borrower of the Loan Documents to which it is a party or the performance of the terms thereof constitute an event of default under any material agreement to which Borrower is now or may hereafter become a party.

5.13       Litigation. Except as set forth in Schedule 5.13, as of the date hereof or which Borrower notifies Lender as per the last sentence of this Section 5.13, there are no actions, proceedings or claims pending by or against Borrower, whether or not before any court or administrative agency, and Borrower has no knowledge or notice of any pending, threatened or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for ongoing collection matters in which Borrower is the plaintiff.  If any such actions, proceedings or claims arise during the Term, Borrower shall promptly notify Lender in writing and shall, from time to time, notify Lender of all material events relating thereto.

5.14      Accuracy of Information and No Material Adverse Change in Financial Statements.  All information furnished by Borrower to Lender, and all statements made by Borrower to Lender, including, without limitation, information set forth in any loan application, client profile and in the Perfection Certificate (excluding in each case, however, any projections, pro forma financial information and information of a general economic or industry nature provided by Borrower to Lender) are true, accurate and complete in all material respects and do not contain any misstatement of fact or omit to state any facts necessary to make the statements or information contained therein not misleading.  All financial statements relating to Borrower which have been or may hereafter be delivered to Lender:  (a) have been prepared in accordance with GAAP; (b) fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended; and (c) disclose all material contingent obligations of Borrower (taken as a whole).  No material adverse change in the financial condition of Borrower has occurred since the date of the most recent of such financial statements.  Any projections, budgets and forward looking information and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.15      Solvency. Borrower is now, and shall be at all times throughout the Term, solvent and able to pay its debts (including trade debts) as they mature.

5.16       ERISA. Neither Borrower or any ERISA Affiliate, nor any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereof.  No lien upon the assets of Borrower has arisen with respect to any Plan.  No prohibited transaction within the meaning of ERISA Section 406 or IRC Section 4975(c) has occurred with respect to any Plan.  No reportable event as defined under Section 4043 has occurred with respect to any Plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA.  Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan.  Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due.  There is no accumulated funding deficiency in any Plan, whether or not waived.

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5.17      Environmental Laws and Hazardous Materials.  Borrower has complied, and at all times through the Term will comply, in all material respects, with all Environmental Laws (as defined below).  Borrower has not and will not cause or permit any Hazardous Materials (as defined below) to be located, incorporated, generated, stored, manufactured, transported to or from, released, disposed of, or used at, upon, under, or within any premises at which Borrower conducts its business, or in connection with Borrower's business.  To the best of Borrower's knowledge, no prior owner, occupant or operator of any premises at which Borrower conducts its business has caused or permitted any of the above to occur at, upon, under, or within any of the premises.  Borrower will not permit any lien to be filed against the Collateral or any part thereof under any Environmental Law, and will promptly notify Lender of any proceeding, inquiry or claim relating to any alleged violation of any Environmental Law, or any alleged loss, damage or injury resulting from any Hazardous Material.  Lender shall have the right to join and participate in, as a party if it so elects, any legal or administrative proceeding initiated with respect to any Hazardous Material or in connection with any Environmental Law.  For purposes hereof, Hazardous Material includes without limitation any substance, material, emission, or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, and any other hazardous or toxic substance, material, emission or waste, and substances containing excessive moisture, mildew, mold, microbial contamination, microbial growth or other fungi, or biological agents that can or are known to produce mycotoxins or other bioaerosols, such as antigens, bacteria, amoebae and microbial organic compounds or other similar matter, in each case that poses a risk to human health or the environment.  Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Water Act and the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located, and the rules, resolutions, directives, orders, executive orders, consent orders, guidance from regulatory agencies, policy statements, judicial decrees, standards, permits, licenses and ordinances or any judicial or administrative interpretation of any of the foregoing, pertaining to the protection of land, water, air, health, safety or the environment, whether now or in the future enacted, promulgated or issued.

5.18      Tax Compliance.  Borrower has filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns and on any assessment made against it or its assets.

5.19       Reliance by Lender; Cumulative.  Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated by Borrower with each request for an Advance and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender.  The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall now or hereafter give, or cause to be given, to Lender.

5.20      Use of Proceeds.  The proceeds of the initial Advance will be used by Borrower for the purposes set forth on Schedule 5.20.  Absent Lender's written consent to the contrary, the proceeds of Advances after the initial Advance will be used by Borrower solely for working capital purposes.

5.21       Motor Vehicles and Intellectual Property.  The Perfection Certificate identifies all motor vehicles, patents, patent applications, copyrights, trademarks, trade-names and other registered intellectual property owned by Borrower as of the date hereof.  Borrower will promptly notify Lender of all motor vehicles or intellectual property hereafter owned by Borrower, and the status of all patent and trademark applications and the issuance of patents and trademarks, and all copyrights registrations, and in accordance with Section 4.3, will cooperate with Lender in taking all actions required by Lender to have a perfected security interest or lien on such motor vehicles and intellectual property.

5.22     Commercial Tort Claims.  Borrower does not, as of the date hereof, have any Commercial Tort Claims against any third parties.  If Borrower does hereafter have any such Commercial Tort Claims, Borrower shall furnish Lender with prompt written notice thereof, and in accordance with Article 4 hereof, shall execute and deliver such supplemental documents and cooperate with Lender in taking all action as required by Lender to have a perfected security interest or lien on such Commercial Tort Claims.

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6.           AFFIRMATIVE COVENANTS

Borrower covenants and acknowledges that throughout the Term, Borrower shall comply with all of the following:

6.1         Collateral and Other Reports.  Borrower shall at least once every week and each time it requests an Advance under the Revolving Credit Facility utilize Lender's StuckyNet-Link software for collateral reporting and shall furnish to Lender a borrowing base report and loan request, satisfactory in form and substance to Lender, report to Lender all sales and Accounts arising since its most recent report to Lender and shall execute and deliver to Lender, no later than the fifteenth (15th) day of each month during the Term, a detailed aging of the Accounts (both billed and unbilled; provided that Borrower shall have three (3) weeks from the date hereof to generate an unbilled aging report), a reconciliation statement and a summary aging, by vendor, of all accounts payable of Borrower and any book overdraft.  Borrower and Lender agree that each authorized signer's (on behalf of Borrower) signature on borrowing base reports may be provided via an electronic signature (that is, by each authorized signer's password for such program).  Borrower shall provide Lender a listing of each authorized signer.  Borrower shall deliver to Lender, as Lender may from time to time require, collection reports, sales journals, invoices, copies of or original delivery receipts, customers' purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements and such other matters requested by Lender.  Absent such a request by Lender, copies of all such documentation shall be held by Borrower as custodian for Lender.  Borrower shall at all times provide Lender with all current "passwords" or similar access requirements relative to all computer systems available to Borrower with its Account debtors so as to enable Lender to have access to said computer systems so as to verify the status of Accounts owing to Borrower from said Account debtors.

6.2        Allowances.  Allowances, if any, as between Borrower and any Account debtors, shall be permitted on the same basis and in accordance with the usual customary practices of Borrower as they exist as of the date hereof.  Borrower shall promptly notify Lender of all disputes and claims.

6.3         [Reserved].

6.4       Financial Statements, Reports, Certificates.  Borrower shall deliver to Lender:  (a) as soon as available, but in any event within thirty (30) days after the end of each month during the Term, a balance sheet and profit and loss statement prepared by Borrower covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent, consolidated financial statements of Parent, Borrower and other subsidiaries, for each such period, audited by independent certified public accountants acceptable to Lender.  Such consolidated financial statements shall include a balance sheet and profit and loss statement and statements of cash flows, if available, and the accountants' management letter, if any, and shall be prepared in accordance with GAAP.  To extent the financial statements of Borrower are prepared on a consolidated basis, such financial statements shall include consolidating/combining schedules, as applicable.  Together with the above (that is, the delivery of the financial statements in (a) and (b)), Borrower shall also deliver Borrower's Form 10-Qs, 10-Ks or 8-Ks, if any, as soon as the same become available, and any other report reasonably requested by Lender relating to the Collateral and the financial condition of Borrower, together with a certificate, substantially in the form of Exhibit 6.4, signed by Borrower's chief financial officer to the effect that (a) all reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to Lender under this Section 6.4 fairly present in all material respects Borrower's financial condition, (b) there exists on the date of delivery of such certificate to Lender no Event of Default, and (c) certifying as to compliance with Section 7.10.

6.5         Tax Returns, Receipts.  Borrower shall deliver to Lender copies of Parent's federal income tax returns (including all schedules thereto), and any amendments thereto, within thirty (30) days of the filing thereof.  Borrower further shall promptly deliver to Lender, upon request, satisfactory evidence of Borrower's payment of all withholding and other taxes required to be paid by Borrower.

6.6         [Reserved].

6.7        Title to Equipment.  Upon Lender's request, Borrower shall promptly deliver to Lender any and all certificates of title to any items of Equipment, properly endorsed to Lender, as applicable.

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6.8       Maintenance of Equipment.  Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and shall make all necessary replacements thereto so that the value and operating efficiency of its Equipment shall at all times be maintained and preserved.  Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property.  Except as otherwise permitted to be disposed of in accordance with Section 7.1, the Equipment is now and shall at all times remain Borrower's personal property.

6.9        Taxes.  All federal, state and local assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its assets or in connection with Borrower's business shall hereafter be paid in full, before the same become delinquent or before the expiration of any extension period unless being contest in good faith and by appropriate proceedings and as to which Borrower has established adequate reserves for the payment thereof.  During any such contests no lien for said taxes shall exist which would have priority over the lien of Lender on the assets of Borrower, or if any such priority lien exists, the amount owing covered by said lien shall be reserved against the amount otherwise available for Advances under the Revolving Credit Facility.  Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof.

6.10      Insurance.  Borrower, at its expense, shall keep and maintain insurance to protect the Collateral against all risk of loss covered under a Special property form.  If any of the tangible Collateral is located in a flood zone, Borrower must also have flood insurance.  Borrower with Collateral in California must also insure against the peril of earthquakes.  The coverage shall be written on a replacement cost basis.  The property limit(s) shall be no less than those necessary to satisfy the coinsurance requirement contained in the insurance policy.  Borrower, at its expense, shall keep and maintain Business Income Coverage.  Business Income Coverage shall insure against loss covered under a Special policy form.  The limit must contemplate a benefit period of no less than twelve (12) months and meet the minimum limit needed to satisfy the coinsurance requirement contained in the policy.  Business Income coverage can be written on an agreed amount basis, or with a coinsurance percentage from 80% to 100%.  All policies of insurance covering business personal property and business income shall contain a Lender's Loss Payable endorsement in a form satisfactory to Lender.  All policies insuring real property on which Lender has a mortgage or other lien shall contain a Mortgagee endorsement in form satisfactory to Lender.  Either or both form(s) shall contain a waiver of warranties.  All proceeds payable under such policies shall be payable to Lender and applied to the Obligations.  Borrower shall cause to be delivered to Lender a properly executed Evidence of Property Insurance form along with a copy of the Lender's Loss Payable and/or Mortgagee endorsement(s) as applicable, in advance of the closing date for the credit facilities hereunder and thereafter at least thirty (30) days prior to the expiration date(s) of the policy(ies).   All Mortgagee and Lender's Loss Payable endorsements shall contain the following address for notification purposes, or such other address as Lender may, from time to time, notify Borrower:

North Mill Capital LLC
821 Alexander Road, Suite 130
Princeton, New Jersey  08540
Attention:  Larry Kamin, Senior Vice President

Borrower, at its expense, shall keep and maintain Commercial General Liability Coverage insuring against all risks relating to or arising from Borrower's ownership and use of the Collateral and its other assets, products and operations.  Lender and its directors, officers and employees shall be named as additional insureds for Commercial General Liability on Borrower's policy.  Borrower shall cause to be delivered to Lender a properly executed Certificate of Insurance, containing the required additional insured wording, before the closing date for the credit facilities hereunder and thereafter at least thirty (30) days prior the expiration date of the policy.  Along with the Certificate of Insurance, Borrower shall also deliver a copy of the General Liability endorsement whereby Lender and its directors, officers and employees are added to the policy as additional insureds.

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All required policies shall be in such form, with such companies and in such amounts as may be satisfactory to Lender.  All policies shall contain a thirty (30) day notice for cancellation or non-renewal.  Lender reserves the right to change insurance specifications at any time.

6.11       Lender Expenses.  Borrower shall immediately, and without demand, reimburse Lender for all Lender Expenses, and Borrower hereby authorizes the payment of such Lender Expenses.

6.12    Compliance With Law. Borrower shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of governmental authorities relating to Borrower and the conduct of its business.

6.13       Accounting System.  Borrower shall at all times hereafter maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts and records pertaining to the Collateral containing such information as may from time to time be requested by Lender.

6.14      Minimum Net Unfunded Availability. Borrower shall have at the time of the initial Advance under the Revolving Credit Facility only, Minimum Net Unfunded Availability of not less than Two Hundred Fifty Thousand Dollars ($250,000).  For purposes of this Section 6.14, Minimum Net Unfunded Availability means the amount, as determined by Lender in its Good Faith discretion, calculated at the time of the initial Advance under the Revolving Credit Facility equal to the difference between (a) the amount of the Borrowing Base, less reserves (including the Dilution Reserve and the Payroll Reserve), if any, and (b) the amount of the initial Advance (including the initial installment of the Facility Fee and Lender Expenses in connection with the closing of the transactions under this Agreement), as set forth on Schedule 5.20.

7.           NEGATIVE COVENANTS

Borrower covenants and acknowledges to Lender that throughout the Term, Borrower shall not undertake any of the following, without the prior written consent of Lender:

7.1       Extraordinary Transactions and Disposal of Assets.  (a) Enter into any transaction not in the ordinary and usual course of its business as conducted on the date hereof, including, but not limited to, the sale, lease, disposal, movement, relocation or transfer, whether by sale or otherwise, of any its assets, other than sales of used or surplus Equipment having an aggregate value not in excess of $50,000 in the ordinary and usual course of its business as presently conducted, in each fiscal year; (b) incur (i) any indebtedness for borrowed money (except under this Agreement), including, without limitation, (x) merchant advances or (y) purchase money indebtedness other than as permitted under Section 7.10, or (ii) any other indebtedness outside the ordinary and usual course of its business as conducted on the date hereof, except for renewals or extensions of existing indebtedness permitted by Lender and as set forth on Schedule 7.1; (c) make any advance or loan to any third party, except as permitted under Section 7.9; or (d) grant a lien on any of its assets except (i) in favor of Lender or (ii) the continuing liens and security interests, if any, set forth on Schedule 5.1.

7.2        Change Name, etc. Change its name, business structure, jurisdiction of incorporation or formation, as applicable, or identity, or add any new fictitious name.

7.3         Merge, Acquire.  Merge, acquire, or consolidate with or into any other business organization.

7.4         Guaranty. Guaranty or otherwise become in any way liable with respect to the obligations of any third party, except under this Agreement and by endorsement of instruments or items of payment for deposit to the account of Borrower for negotiation and delivery to Lender.

7.5         Restructure.  Make any change in its financial structure or business operations.

7.6         Prepayments. Prepay any existing indebtedness for borrowed money owing to any third party other than trade payables.

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7.7        Change of Ownership.  Cause, permit or suffer any (a) change, direct or indirect, in the ownership of the capital stock or other equity interest of Borrower or (b) Change of Control of Parent, or (c) enter into any agreement with any person or entity that provides for a payment to such person or entity based upon the income of Borrower.

7.8         [Reserved].

7.9         Loans and Advances.  Make any loans, advances or extensions of credit to any officer, director, executive employee or shareholder of Borrower (or any relative of any of the foregoing), or to any entity which is a subsidiary of, related to, affiliated with, or has common shareholders, officers or directors with, Borrower, exceeding $5,000 in the aggregate at any time.

7.10      Capital Expenditures.  Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal assets or replacement Equipment in excess of $100,000 for any individual transaction or where the aggregate amount of such transactions in any fiscal year exceeds $300,000.

7.11       [Reserved].

7.12       Distributions.  Make any distribution of, or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of, its capital stock or other equity interest, of any class, whether now or hereafter outstanding, provided that Borrower may pay dividends or otherwise make distributions to Parent:  (a)  in an aggregate amount of $125,000 per year to pay interest on its convertible promissory notes at the rate(s) set forth therein, so long as no Event of Default exists or would result from such payment, Borrower has sufficient availability under the Revolving Credit Facility and all Obligations of Borrower (including, without limitation, taxes) are current and within their terms; and (b) in an amount sufficient to pay interest only at a per annum rate note greater than six percent (6%) per annum (or as otherwise set forth in the letter agreements below) on the payment obligations owed by Parent to Mark Breck and Frits Huijsekns, individuals and former members of Borrower, Ameri100 Arizona LLC (then known as DC&M Partners, L.L.C.), in accordance with that certain Membership Interest Purchase Agreement dated as of July 29, 2016 by and among Parent, as buyer, DC&M Partners, L.L.C. (the former name of Ameri100 Arizona LLC), as company, and the members of DC&M Partners, L.L.C. (of which Mark Breck and Frits Huijsekns were members), as modified by certain letter agreements by Parent to Mark Breck and Frits Huijsekns, each dated January 14, 2019, so long as no Event of Default exists or would result from such payments, Borrower has sufficient availability under the Revolving Credit Facility and all Obligations of Borrower (including, without limitation, taxes) are current and within their terms.

7.13      Accounting Methods.  Modify or change its method of accounting, or enter into, modify or terminate any agreement presently existing or at any time hereafter entered into with any third party for the preparation or storage of Borrower's records of Accounts and financial condition without such third party's agreeing to provide Lender with information regarding the Collateral or Borrower's financial condition.  Borrower waives the right to assert a confidential relationship, if any, it may have with any such third party in connection with any information requested by Lender hereunder and agrees that Lender may contact any such third party directly in order to obtain such information.

7.14       Business Suspension.  Suspend or go out of business.

8.           EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower hereunder:

8.1         Failure to Pay.  Borrower's failure to pay when due and payable, or when declared due and payable, any portion of the Obligations (whether principal, interest, taxes, Lender Expenses, or otherwise);

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8.2       Failure to Perform.  Borrower's or any Guarantor's failure to perform, keep or observe any term, provision, condition, representation, warranty, covenant or agreement contained in this Agreement, in any of the Loan Documents or in any other present or future agreement between Borrower and/or any Guarantor and Lender;

8.3      Misrepresentation.  Any material misstatement or misrepresentation now or hereafter exists in any warranty, representation, statement, aging or report made to Lender by Borrower and/or any Guarantor or any officer, employee, agent or director thereof, or if any such warranty, representation, statement, aging or report is withdrawn by such person;

8.4         Material Adverse Change. There is a material adverse change in Borrower's or Parent's business or financial condition;

8.5         Material Impairment.  There is a material impairment of the prospect of repayment of the Obligations or a material impairment of Lender's continuing security interests in the Collateral;

8.6        Levy or Attachment.  Any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant or is levied upon, or comes into the possession of any judicial officer or assignee;

8.7         Insolvency by Borrower or Parent.  An Insolvency Proceeding is commenced by Borrower or Parent;

8.8         Insolvency Against Borrower or Parent.  (A) An Insolvency Proceeding is commenced against Borrower or Parent, or (B) an order for relief under the Bankruptcy Code, or similar order in any other Insolvency Proceeding, is entered against Borrower or Parent;

8.9         Injunction Against Borrower.  Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business;

8.10     Government Lien.  Except for Permitted Liens, a notice of lien, levy or assessment is filed of record with respect to any of Borrower's or Parent's assets by the United States Government or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon Borrower's or any Parent's assets and the same is not paid on the payment date thereof;

8.11        Judgment.  A judgment in excess of Twenty-Five Thousand Dollars ($25,000) is entered against Borrower or Parent;

8.12       Default to Third Party.  There is a default, which is not cured within any applicable grace or cure period, in any material agreement to which Borrower or Parent is a party or which binds Borrower or Parent or any of their respective assets, except for the defaults set forth on Schedule 8.12;

8.13       Subordinated Debt Payments. Borrower or Parent makes any payment on account of indebtedness which has now or hereafter been subordinated to the Obligations, except to the extent such payment is allowed under any subordination agreement entered into with Lender;

8.14       Death of Guarantor; Termination of Guaranty.  Any individual Guarantor dies or any Guarantor terminates his/its guaranty;

8.15       Change in Management.  If Barry J. Kostiner or Brent V. Kelton ceases to be actively engaged in the management of Borrower provided, however, the foregoing shall not constitute an Event of Default, if Borrower provides prompt written notice to Lender of Barry J. Kostiner 's or Brent V. Kelton's failure to be actively engaged in the management of Borrower, as chief financial officer or chief executive officer, respectively, and within thirty (30) days thereafter, the Board of Directors of Borrower appoints another interim acting (or permanent) replacement chief financial officer or chief executive officer, as the case may be, acceptable to Lender, in its reasonable discretion, in all respects who assumes the duties of the chief financial officer or chief financial officer by the end of such thirty (30) day period;

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8.16      ERISA Violation.  A prohibited transaction within the meaning of ERISA Section 406 or IRC Section 4975(c) shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan and such withdrawal could, in the opinion of Lender, have a material adverse effect on the financial condition of Borrower; Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; the voluntary or involuntary termination of any Plan which termination could, in the opinion of Lender, have a material adverse effect  on the financial condition of Borrower; or Borrower shall fail to notify Lender promptly, and in any event within ten (10) days, of the occurrence of an event which constitutes an Event of Default under this Section 8.16 or would constitute an Event of Default upon the exercise of Lender's judgment;

8.17       Loss of License, etc.; Loss of SAP Certification  (A) If any material license (other than Borrower's license to sell SAP software), permit, distributor, franchise or similar agreement necessary for the continued operation of Borrower's business in the ordinary course is revoked, suspended or terminated; or (B) if Borrower's SAP certification is revoked, suspended or terminated; or

8.18      Other Agreements with Lender.  A default under any other obligation by or of Borrower or any Guarantor in favor of Lender, including any obligation under any instrument securing or evidencing such obligation, whether or not such obligation is otherwise secured, which default is not cured within any applicable grace or cure period.

Notwithstanding anything contained in this Agreement to the contrary, Lender shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason (a) of the occurrence of any of the events set forth in Sections 8.6, 8.8(A), 8.10 or 8.11 hereof if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, Lender shall not be obligated to make Advances to Borrower during any such period or (b) the failure of Borrower to company with any of its obligations under Sections 6.7, 6.8, 6.12 or 6.13 hereof if such failure is remedied within fifteen (15) days of notice from Lender to Borrower of such failure to perform; provided, however, Lender shall not be obligated to make Advances to Borrower during any such period set forth in (a) and/or (b).

9.           LENDER'S RIGHTS AND REMEDIES

9.1         Rights and Remedies. During the existence of an Event of Default, Lender may, at its election, without notice of such election and without demand, do any one or more of the following:

(a)          Declare all Obligations, whether evidenced by the Loan Documents or otherwise, immediately due and payable in full;

(b)        Cease advancing money or extending credit to or for the benefit of Borrower under the Loan Documents or under any other agreement between Borrower and Lender;

(c)         Terminate this Agreement as to any future liability or obligation of Lender, but without affecting Lender's rights and security interest in the Collateral and without affecting the Obligations;

(d)         Settle or adjust disputes and claims directly with Account debtors for amounts and upon terms which Lender in Good Faith considers advisable and, in such cases, Lender will credit the Obligations with the net amounts received by Lender in payment of such disputed Accounts, after deducting all Lender Expenses;

(e)          [Reserved];

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(f)         Without notice to or demand upon Borrower or any Guarantor, make such payments and do such acts as Lender considers necessary, desirable or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if Lender so requires and deliver or make the Collateral available to Lender at a place designated by Lender.  Borrower authorizes Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien on the Collateral which in Lender's determination appears to be prior or superior to its security interest or lien, and to pay all expenses incurred in connection therewith;

(g)        Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, lease, license or other disposition, advertise for sale, lease, license or other disposition, and sell, lease, license or otherwise dispose (in the manner provided for herein or in the Code) the Collateral.  Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any asset of a similar nature, pertaining to the Collateral, in completing the production of, advertising for sale, lease, license or other disposition, and sale, lease, license or other disposition of the Collateral.  Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit; and/or

(h)        Sell, lease, license or otherwise dispose of the Collateral at either a public or private proceeding, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale.  Lender shall give notice of the disposition of the Collateral as follows:

(i)         to Borrower and all other parties entitled to receive a notice of disposition under the Code, a notice in writing of the time and place of the public sale or other disposition, or if the sale or other disposition is a private sale or some other disposition other than a public sale, a notice in writing of the time on or after which the private sale or other disposition is to be made; and

(ii)        the notice hereunder shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least ten (10) calendar days before the date fixed for the sale or other disposition, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value.  Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as is required or authorized under the Code.

Lender may credit bid and purchase at any public sale and, if permitted by applicable law, at any private sale, and any deficiency that exists after disposition of the Collateral as provided herein, shall be immediately paid by Borrower.  Any excess will be remitted without interest by Lender to the party or parties legally entitled to such excess.

In addition to the foregoing, Lender shall have all rights and remedies provided by law (including those set forth in the Code) and at equity, and any rights and remedies contained in any Loan Documents and all such rights and remedies shall be cumulative.

9.2         No Waiver.  No delay on the part of Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver of the terms and conditions hereof, nor shall any single or partial exercise of any right, power or privilege under such Loan Documents or otherwise, preclude any other or further exercise of any such right, power or privilege.

9.3        Waivers.  If Lender seeks to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives:  (a) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (b) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (c) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment.

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9.4         Commercially Reasonable Sale.  Borrower and Lender agree that a sale or other disposition of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable (but nothing herein implies that other methods or manners of sale are not commercially reasonable):  (a) notice of the sale is given to Borrower at least (10) ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least seven (7) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (b) notice of the sale describes the Collateral in general, non-specific terms; (c) the sale is conducted at a place designated by Lender, with or without the Collateral being present; (d) the sale commences at any time between 8:00 a.m. and 6:00 p.m.; (e) payment of the purchase price in cash or by cashier's check or wire transfer is required; and (f) with respect to any sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the Collateral.  Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

10.       TAXES AND EXPENSES REGARDING THE COLLATERAL.  If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums or otherwise) due to third persons or entities, fails to make any deposits or furnish any required proof of payment or deposit or fails to perform any of Borrower's other covenants under any of the Loan Documents, then in its discretion following not less than five (5) days' notice to Borrower, Lender may do any or all of the following:  (a) make any payment which Borrower has failed to pay or any part thereof; (b) set up such reserves in Borrower's loan account as Lender deems necessary to protect Lender from the exposure created by such failure; (c) obtain and maintain insurance policies of the type described in Section 6.10 and take any action with respect to such policies as Lender deems prudent; or (d) take any other action deemed necessary to preserve and protect its interests and rights under the Loan Documents; provided that no prior notice need be given, or shorter notice may be given, if Lender, in Good Faith believes payment is necessary to be made without notice or a shorter time period to preserve and protect Lender's lien on assets of Borrower, or to preserve said assets, or to have said assets insured.  Any payments made by Lender shall not constitute:  (i) an agreement by Lender to make similar payments in the future or (ii) a waiver by Lender of any Event of Default.  Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien, and the receipt of notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.          WAIVERS

11.1     Demand, Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, notice of intention to accelerate, notice of acceleration, and notice of nonpayment at maturity and acknowledges that Lender may in Good Faith compromise, settle or release, without notice to Borrower, any Collateral and/or guaranties at any time held by Lender.  Borrower hereby consents to any extensions of time of payment or partial payment at, before or after the Termination Date.

11.2       No Marshaling.  Borrower, on its own behalf and on behalf of its successors and assigns, hereby expressly waives all rights, if any, to require a marshaling of assets by Lender or to require that Lender first resort to some portion(s) of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

11.3       Lender's Non-Liability for Equipment or for Protection of Rights.  So long as Lender complies with its obligations, if any, under Section 9-207 of the Code, Lender shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever.  All risk of loss, damage or destruction of the Equipment shall be borne by Borrower.  Lender shall have no obligation to protect any rights of Borrower against any person obligated on any Collateral.

11.4     Limitation of Damages.  In any action or other proceeding against Lender under this Agreement or relating to the transactions between Lender and Borrower, Borrower waives the right to seek any consequential or punitive damages.

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12.         NOTICES.  Unless otherwise provided herein, all consents, waivers, notices or demands by any party relating to the Loan Documents shall be in writing and (except for financial statements and other informational documents which may be sent by first‑class mail, postage prepaid) shall be telecopied/sent by facsimile transmission or other electronic transmission .pdf (followed up by a mailing or overnight delivery), personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to Borrower or to Lender, as the case may be, at their addresses set forth below

If to Borrower:	Ameri100 Arizona LLC
1490 South Price Road, Suite 114
Chandler, Arizona 85286

Ameri100 California Inc.
1024 Iron Point Road, Suite 1097
Folsom, California 95360

Ameri100 Georgia, Inc.
Ameri and Partners Inc
5000 Research Court, Suite 750
Suwanee, Georgia 30024

In each case:
	Attn:	Barry J. Kostiner, Chief Financial Officer
	Fax #:	(770) 935-4135

If to Lender:	North Mill Capital LLC
821 Alexander Road, Suite 130
Princeton, New Jersey 08540
	Attn:	Larry Kamin, Senior Vice President
	Fax #	(609) 919-0677

Any party may change the address at which it is to receive notices hereunder by notice in writing in the foregoing manner given to the other.  All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or five (5) calendar days after the deposit thereof in the mail or on the date telecommunicated if telecopied.

13.        DESTRUCTION OF BORROWER'S DOCUMENTS.  All documents, schedules, invoices, agings or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender four (4) months after they are delivered to or received by Lender, unless Borrower requests in writing the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

14.         GENERAL PROVISIONS

14.1       Effectiveness. This Agreement shall be binding and deemed effective when executed by Lender.

14.2       Successors and Assigns; Assignments and Participations; Third Party Beneficiaries.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, Borrower may not assign this Agreement or any rights hereunder, and any such prohibited assignment shall be absolutely void.  No consent to an assignment by Lender shall release Borrower from its Obligations.  Without notice to or the consent of Borrower, Lender may assign this Agreement and its rights and duties hereunder, and Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender's rights and benefits hereunder.  In connection therewith, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower's business.  Borrower and Lender do not intend any of the benefits of the Loan Documents to inure to any third party, and no third party shall be a third party beneficiary hereof or thereof.

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14.3       Section Headings.  Article, Section and Exhibit headings and numbers thereof have been set forth herein for convenience only.

14.4      Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

14.5       Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of such provision.

14.6     Amendments in Writing.  This Agreement cannot be changed or terminated orally.  This Agreement supersedes all prior agreements, understandings and negotiations, if any, all of which are merged into this Agreement.  THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND THEREIN, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14.7      Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same Agreement.  Any signature to a Loan Document delivered by a party via telecopy/facsimile transmission or other electronic means shall be deemed to be an original signature.

14.8     Indemnification.  Borrower hereby indemnifies, protects, defends and saves harmless Lender and any member, officer, director, investor, bank group member, official, agent, employee and attorney of Lender, and their respective heirs, successors and assigns (collectively, the Indemnified Parties), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan Documents and the transactions contemplated therein or the Collateral (unless caused by the gross negligence or willful misconduct of the Indemnified Parties) including, without limitation:  (a) losses, damages, expenses or liabilities sustained by Lender in connection with any environmental cleanup or other remedy required or mandated by any Environmental Law; (b) any untrue statement of a material fact contained in information submitted to Lender by Borrower or any Guarantor or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (c) the failure of Borrower or any Guarantor to perform any obligations required to be performed by Borrower or any Guarantor under the Loan Documents; and (d) the ownership, construction, occupancy, operations, use and maintenance of any of Borrower's or any Guarantor's assets.  The provisions of this Section 14.8 shall survive termination of this Agreement and the other Loan Documents.

14.9.     Joint and Several Obligations; Dealings with Multiple Borrowers.   If more than one person or entity is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such person or entity is a party shall be joint and several.  Lender shall have the right to deal with any Authorized Officer of any Borrower with regard to all matters concerning the rights and obligations of Lender and Borrower hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents.  All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder.  Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents.  The foregoing is a material inducement to the agreement of Lender to enter into this Agreement and to consummate the transactions contemplated hereby.  Each Borrower represents that it and each other Borrower, together, are operated as part of one consolidated business entity and are directly dependent upon each other for and in connection with each of their respective business activities and financial resources.  Each Borrower will receive a direct economic and financial benefit from the Obligations incurred under this Agreement and the incurrence of such Obligations is in the best interests of each Borrower.

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14.10.    Setoff.   Borrower hereby grants to Lender a lien, security interest and right of setoff as security for all Obligations to Lender upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender, or any entity under the control of Lender, or its parent entity(ies), or in transit to any of them.  At any time, without demand or notice, Lender may set off the same or any part thereof and apply the same to the Obligations of Borrower, even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

15.     CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.  THE VALIDITY OF THE LOAN DOCUMENTS, THEIR CONSTRUCTION, INTERPRETATION AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE COUNTY OF MERCER, STATE OF NEW JERSEY, THE FEDERAL COURTS WHOSE VENUE INCLUDES THE STATE OF NEW JERSEY, OR AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.  BORROWER AND LENDER EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING UNDER THE LOAN DOCUMENTS OR RELATING TO THE DEALINGS OF BORROWER AND LENDER AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF "FORUM NON CONVENIENS" OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.

[SIGNATURES CONTINUED ON NEXT PAGE]

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Borrower and Lender have executed this Agreement and delivered this Agreement to Lender at Lender's place of business in Princeton, New Jersey as of the date first above written.

AMERI100 ARIZONA LLC, an Arizona limited liability company

By:	/s/ Brent Vernon Kelton
	Name:	Brent Vernon Kelton
	Title:	Chief Executive Officer

AMERI100 CALIFORNIA INC., a Delaware corporation

By:	/s/ Brent Vernon Kelton
	Name:	Brent Vernon Kelton
	Title:	Chief Executive Officer

AMERI100 GEORGIA INC., a Georgia corporation

By:	/s/ Brent Vernon Kelton
	Name:	Brent Vernon Kelton
	Title:	Chief Executive Officer

AMERI AND PARTNERS INC, a Delaware corporation

By:	/s/ Brent Vernon Kelton
	Name:	Brent Vernon Kelton
	Title:	Chief Executive Officer

NORTH MILL CAPITAL LLC, a Delaware limited liability company

By:	/s/ Beatriz Hernandez
	Name:	Beatriz Hernandez
	Title:	Executive Vice President

Ameri100 - Loan and Security Agreement – EXECUTION VERSION	- 26 -

Schedule 2.3

Deposit Account of Borrower for Advances

Account # 6700092345

Bank Name, Address, and Wire Transfer Instructions:

Sterling National Bank

One Jericho Plaza, 3rd Floor

New York, New York 11753

ABA # 026007773

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Schedule 5.1

Existing Liens Which Are To Continue

None.

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Schedule 5.13

Litigation

On May 1, 2018, MACT Holdings LLC, one of the former members of Ameri100 Arizona LLC, filed suit against Ameri Holdings, Inc. in the United States District Court for the Southern District of New York seeking damages in an amount equal to such former member's potion of accrued but unpaid earn-out payments of approximately $236,950 in respect of the 2017 earn-out period, plus attorneys' fees and expenses.  All such amounts had been paid as of August 3, 2018.  MACT Holdings LLC also asserted that they had elected to receive cash instead of stock consideration of 560,000 shares of common stock issued to him on July 30, 2018, but Ameri Holdings, Inc. disputes the assertion and is vigorously defending any claims related thereto.

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Schedule 5.20

Use of Proceeds of Initial Advance

1.	Initial installment of Facility Fee - $4,166.67
2.	Payoff of Sterling National Bank - $2,746,924
3.	Investment banking and consulting fees to Jenkins Capital Management - $75,000
3.	Legal Fees - $18,315

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Schedule 7.1

Existing Indebtedness

As of July 29, 2018, in connection with the acquisition of Ameri100 Arizona LLC, two former members of Ameri100 Arizona LLC elected to receive an aggregate of $2,496,000 in cash in lieu of stock and such payment was due on or about September 28, 2018.  Ameri Holdings, Inc. has entered into letter agreements with certain former members of Ameri100 Arizona LLC for the deferred payment of such amount.

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Schedule 8.12

Defaults to Third Parties

None.

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Exhibit 6.4

Compliance Certificate

COMPLIANCE CERTIFICATE
(to be delivered with monthly/annual financial statements)

Pursuant to Section 6.4 of that certain Loan and Security Agreement, dated January _, 2019, by and between AMERI100 ARIZONA LLC, AMERI100 GEORGIA INC., AMERI100 CALIFORNIA INC. and AMERI AND PARTNERS INC (individually and collectively, "Borrower") and NORTH MILL CAPITAL LLC ("Lender") (as amended, modified, supplemented, substituted, extended or renewed from time to time, the "Loan Agreement"), the undersigned hereby certifies to Lender as follows:

1.         All reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to Lender in connection with the Loan Agreement fairly represent Borrower's financial condition.

2.          There exists no condition or event which constitutes an Event of Default (as defined in the Loan Agreement) including, without limitation, any cross-default with other lenders.

______________ Yes (skip to #3)

Or

______________ No (then answer below)

The following Events of Default (as defined in the Loan Agreement) exist:

(1)
(2)

and the following sets forth in detail what action Borrower proposes to take with respect thereto:

(1)
(2)]

3.            The annual financial statements provided by Borrower to Lender are:

__ Audited

__ Reviewed

__ Compiled

Required under Section 6.4 (Financial Statements, Reports, Certificates) - _____________

In compliance?  ___ Yes ___ No

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4.            The following are calculations of the following covenants set forth in the Loan Agreement:

a.           Section 7.10 (Capital Expenditures):

(i)	Amount per transaction:

$

(ii)	Aggregate amount per fiscal year:

$

(iii)	Permitted amounts: (i) $100,000, (ii) $300,000

(iv)	In compliance? ___ Yes ___ No

I hereby certify that the foregoing statements made by me are true.  I am aware that if any of the foregoing statements are false, I am subject to punishment.

Date: _____________, 20__

AMERI100 ARIZONA LLC

By:
Name:
Title:

AMERI100 CALIFORNIA INC.

By:
Name:
Title:

AMERI100 GEORGIA INC.

By:
Name:
Title:

AMERI AND PARTNERS INC

By:
Name:
Title:

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